Exhibit 99.1

Interactive Intelligence Reports Record First Quarter Revenues

INDIANAPOLIS, April 21, 2005 – Interactive Intelligence Inc. (Nasdaq: ININ), a global developer of business communications software, today reported record revenues of $14.6 million for its first quarter ended March 31, 2005, an increase in revenues of 6 percent over revenues of $13.7 million reported for the first quarter of 2004. Software revenues for the first quarter of 2005 were $7.8 million, an increase of 11 percent over the first quarter of 2004.

Net income for the first quarter was $25,000, or $0.00 per share, compared to net income of $120,000, or $0.01 per share, in the comparable quarter of 2004.

Operating expenses increased principally due to sales and marketing costs associated with the operations of Vonexus, a wholly-owned subsidiary established in the second half of 2004. Vonexus offers a complete phone system based on Enterprise Interaction Center® (EIC), the first all-software Microsoft-based IP PBX.

“We are encouraged by the increased customer licensing for our contact center solutions when we compare the first quarter of 2005 to the first quarter of 2004,” said Interactive Intelligence president and chief executive officer, Dr. Donald E. Brown. “We believe our growth is indicative of the value our innovative solutions deliver to our customers and believe that we will continue to win business in our traditional call center market. We are also pleased with the expanding partnerships and increasing revenues of our wholly-owned Vonexus subsidiary. When we created Vonexus we knew that there would be an investment period. We are seeing order amounts increasing and we remain positive about the potential as we move through 2005 and into 2006.”

Interactive Intelligence added more than 60 new customers during the first quarter of 2005. Customers signing contracts in the first quarter included Interactive Intelligence contact center purchases and Vonexus IP PBX purchases. Together, these customers represented a wide range of industries including professional services firms, government agencies, financial services, technology companies and universities.

Other company highlights in the first quarter included an agreement between Vonexus and Quintum Technologies, which enables EIC to be packaged with the SIP Tenor VoIP MultiPath gateways, giving customers increased reliability, improved quality of service, and simplified deployment.

Also in the first quarter, Vonexus announced its plan to offer a premise-based IP audio conferencing product called Live Conference™, with Microsoft Office Live Meeting, giving customers a conferencing solution designed to reduce costs, increase productivity, and enhance collaboration.

Additionally, Interactive Intelligence released enhanced versions of its contact center automation software, Customer Interaction Center® (CIC), and its unified messaging and communications software, Communité®.

In its continued push to penetrate the rapidly growing IP telephony market, Interactive Intelligence also released its upgraded SIP proxy server, called Interaction SIP Proxy™ 3.0. The new version,

-More-

ideal for distributed contact centers, large enterprises, and service providers, includes major enhancements to security, site survivability, and multi-device support.

In recognition of its progress within the IP telephony market, Internet Telephony magazine honored Vonexus with its 2004 Product of the Year Award, which was announced in January. And in March, Customer Inter@ction Solutions magazine named Interactive Intelligence a 2005 IP Contact Center Technology Pioneer Award winner.

Interactive Intelligence will host an earnings conference call today at 4:30 p.m. Eastern time (EDT), featuring Dr. Brown and the company’s chief financial officer, Stephen R. Head. There will be a live Q&A session following opening remarks. The teleconference is expected to last approximately 45 minutes.

To access the teleconference, please dial 1-800-633-8684 at least five minutes prior to the start of the call. Ask for the teleconference by the following name: “Interactive Intelligence first quarter earnings call.”

The teleconference will also be broadcast live on the company’s investor relations’ page at http://www.ININ.com/investors. An archive of the teleconference will be posted following the call.

To receive a copy of the earnings release, please call 317.872.3000 and press “4” for investor relations, or e-mail investorrelations@inin.com.

About Interactive Intelligence Inc.

Interactive Intelligence Inc. (Nasdaq: ININ) is a global developer of business communications software for IP telephony, contact center automation, unified communications, and customer self-service. The company was founded in 1994 and has more than 1,000 customers worldwide. Recent company awards include Software Magazine’s 2004 Top 500 Global Software and Services Companies, and Network World Magazine’s 2003 Top 200. Interactive Intelligence employs approximately 350 people and is headquartered in Indianapolis. The company has 12 offices throughout North America, Europe and Asia. Interactive Intelligence can be reached at +1 317.872.3000 or info@inin.com; on the Web: http://www.ININ.com.

This release contains certain forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: rapid technological changes in the industry; volatility in the market price of the company’s common stock; the company’s ability to achieve profitability, to manage successfully its growth and increasingly complex third party relationships, to maintain successful relationships with its current and any new resellers, to maintain and improve its current products and to develop new products and to protect its proprietary rights adequately; and other factors described in the company’s SEC filings, including the company’s latest annual report on Form 10-K and its quarterly reports on Form 10-Q.

Interactive Intelligence Inc. is the owner of the marks INTERACTIVE INTELLIGENCE, its associated LOGO and numerous other marks. All other trademarks mentioned in this document are the property of their respective owners.

Contacts:

Stephen R. Head

Chief Financial Officer

Interactive Intelligence Inc.

+1 317.715.8412

steve.head@inin.com

Christine Holley

Director, Market Communications

Interactive Intelligence Inc.

+1 317.715.8220

christine.holley@inin.com

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Interactive Intelligence, Inc.

Consolidated Balance Sheets

(in thousands)

	March 31,	December 31,
	2005	2004
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$15,155	$14,603
Accounts receivable, net	10,119	10,251
Prepaid expenses	2,919	2,119
Other current assets	646	836
Total current assets	28,839	27,809
Property and equipment, net	4,039	4,071
Other assets, net	629	618
Total assets	$33,507	$32,498

Liabilities and Shareholders’ Equity
Current liabilities:
Line of credit	$3,000	$3,000
Accounts payable and accrued liabilities	5,467	5,894
Accrued compensation and related expenses	1,196	1,200
Deferred software revenues	4,693	4,484
Deferred services revenues	13,863	12,884
Total current liabilities	28,219	27,462
Shareholders’ equity:
Preferred stock	—	—
Common stock	160	159
Additional paid-in-capital	65,405	65,179
Accumulated deficit	(60,277)	(60,302)
Total shareholders’ equity	5,288	5,036
Total liabilities and shareholders’ equity	$33,507	$32,498

Interactive Intelligence, Inc.

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three months ended
	March 31,
	2005	2004
	(unaudited)
Revenues:
Software	$7,795	$6,993
Services	6,798	6,713
Total revenues	14,593	13,706
Cost of revenues:
Software	632	493
Services	2,841	2,855
Total cost of revenues	3,473	3,348
Gross profit	11,120	10,358
Operating expenses:
Sales and marketing	5,858	5,028
Research and development	3,195	3,278
General and administrative	2,063	1,871
Restructuring and other charges	—	16
Total operating expenses	11,116	10,193
Operating income	4	165
Interest income, net	51	7
Income before income taxes	55	172
Income taxes	30	52
Net income	$25	$120

Net income per share:
Basic	$0.00	$0.01
Diluted	$0.00	$0.01

Shares used to compute net income per share:
Basic	15,958	15,806
Diluted	16,260	16,700